Exhibit 10.01

INTEREST PURCHASE AGREEMENT

between

mclean sfr holdings, LLC,

a Delaware limited liability company,

as Seller

and

AVHS SFR II LLC,
a Delaware limited liability company

as Buyer

and, solely for the purpose set forth in Section 7.8 of this Agreement,

ARLINGTON ASSET INVESTMENT CORP.,

a Virginia corporation

Dated as of November 11, 2022

Sale of the limited liability company interests in
McLean SFR Equity, LLC, a Delaware limited liability company

TABLE OF CONTENTS

Annex A Tax Provisions

Exhibits:

Exhibit A-1 Owned Properties

Exhibit A-2 Properties Under Contract

Exhibit B Form of Assignment of Interest Purchase Agreement

Exhibit C Form of Escrow Agreement

Exhibit D Form of Assignment of Limited Liability Company Interests

Exhibit E List of Organizational Documents

Exhibit F Organizational Chart

Exhibit G Joinder

Schedules:

Schedule A2.1 Taxes

Schedule 3.7 Litigation

Schedule 3.9 Contract Defaults

Schedule 3.13 Insurance Claims

Schedule 3.18 Compliance Matters

TABLE OF DEFINITIONS

Page
Acquired Companies	1
Acquired Company Information	18
Action	33
Affiliate	33
Agreed Tax Treatment	6
Agreement	1
Applicable Law	33
Applicable Limitation Date	25
Bankruptcy Code	17
Base Purchase Price	1
Basket	28
Business Day	33
Buyer	1
Buyer Deliverables	3
Buyer Indemnified Parties	25
Buyer’s Officer’s Certificate	23
Buyer’s Secretary’s Certificate	23
Cap	28
Closing	2
Closing Date	2
Closing Deliverables	3
Confidential Information	33
Control	33
controlled by	33
Defective Properties	24
Disclosing Party	33
Due Diligence Materials	34
Earnest Money	2
Effective Date	1
Effective Time	3
Environmental Laws	34
Equity Owner	1
ERISA	11
Escrow Agent	2
Exculpated Parties	41
Final Settlement	6
Final Statement	6
Financial Statements	13
Fundamental Breach Cap	28
Fundamental Representations	34
GAAP	34
Governmental Authority	34
Hazardous Substance	34
Indebtedness	34
Indemnified Party	26

Indemnifying Party	27
Interest Assignment	3
Interests	1
Knowledge	35
Leases	3
Litigation	11
Loan Agreement	35
Loan Documents	35
Losses	26
Materially Damaged	25
MetLife	35
MetLife Approval	22
Non-Fundamental Breach Cap	28
OFAC	17
Party or Parties	35
Permits	10
Permitted Exceptions	35
Person	35
Private Action	36
Properties	1
Property Owner	1
Property Owner Interests	1
Prorated Amount	4
Purchase Price	1
Purchased Assets	6
Recipient	33
Representatives	36
Securities Act	17
Seller	1
Seller Deliverables	3
Seller Indemnified Parties	26
Seller’s Officer’s Certificate	23
Seller’s Secretary’s Certificate	24
Service Contracts	3
Settlement Statement	5
Surviving Covenant	25
Tax Representations	36
Third Party Claim	26
Title Policies	36
Transaction	36
Transfer Taxes	37
U.S. Dollars and $	36
under common control with	33

v

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of November 11, 2022 (the “Effective Date”), is between MCLEAN SFR HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and AVHS SFR II LLC, a Delaware limited liability company (“Buyer”) and, solely for the purpose set forth in of Section 7.8, ARLINGTON ASSET INVESTMENT CORP., a Virginia corporation (“Parent”).

RECITALS

A. Seller owns 100% of the issued and outstanding limited liability company interests (the “Interests”) of McLean SFR Equity, LLC, a Delaware limited liability company (“Equity Owner”).

B. Equity Owner owns 100% of the issued and outstanding limited liability company interests (the “Property Owner Interests”) of McLean SFR Investment, LLC, a Delaware limited liability company (“Property Owner” and together with Equity Owner, the “Acquired Companies”).

C. As of the Effective Date, Property Owner owns the Properties (as defined herein).

D. Seller desires to sell the Interests to Buyer, and Buyer desires to purchase the Interests, all on the terms and conditions set forth in this Agreement.

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

Article I
PURCHASE AND SALE

Section 1.1. Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver the Interests to Buyer and Buyer shall purchase the Interests from Seller, for an aggregate purchase price equal to the sum of (a) $87,330,000.00 (the “Base Purchase Price”), plus (or minus, as the case may be) (b) the dollar value of the Prorated Amount as provided in Section 1.4 hereof (the Base Purchase Price, as adjusted by the Prorated Amount, is referred to as the “Purchase Price”). The Settlement Statement executed at the Closing shall state clause (a) above as the scheduled total consideration and clause (b) above as adjustments.

Section 1.2. Earnest Money. For the purpose of securing the performance of Buyer under the terms and provisions of this Agreement and as a condition precedent to Seller’s obligations hereunder, Buyer shall deliver to First American Title Insurance Company, 30 North LaSalle Street, Suite 2700, Chicago, IL 60602, c/o James McIntosh, jmcintosh@firstam.com, (312) 917-7220 (the “Escrow Agent”), by wire transfer in accordance with wire transfer instructions provided by Escrow Agent, within one (1) Business Day after execution of this Agreement, an earnest money deposit of Eight Million Seven Hundred Thousand and No/100 Dollars ($8,700,000.00)

(together with all interest accrued thereon, the “Earnest Money”). The Earnest Money shall be held in accordance with the escrow agreement in the form of Exhibit C attached hereto, which shall be executed and delivered by the Parties simultaneously herewith and which shall be accepted by the Escrow Agent. All interest accruing on the Earnest Money deposited under this Agreement shall become a part of and be added to the Earnest Money so that it shall be subject to disbursement or application in the same manner as is the principal of the Earnest Money. If Escrow Agent shall deposit the Earnest Money in an interest bearing account at a bank or savings institution, all interest accrued thereon shall be reported under Buyer’s federal tax identification number. Subject to the provisions of this Agreement related to the return of the Earnest Money, the Earnest Money shall be non-refundable to Buyer. If the Closing is not consummated in accordance with the terms hereof, the Earnest Money shall be returned to Buyer or delivered to Seller as provided in Article VIII. If the Closing is consummated in accordance with the terms hereof, the Earnest Money shall be paid to Seller and applied to the Purchase Price as a credit to Buyer. The Parties intend that, prior to the Closing, Buyer shall be treated for U.S. federal (and corresponding state and local) income Tax purposes as the owner of the Earnest Money and all interest and any other income recognized with respect to the Earnest Money, and the Parties shall not take any position on any Tax Return that is inconsistent with such intent except as required by law. Buyer’s deposit of the Earnest Money with the Escrow Agent within the prescribed time period is a condition precedent to the effectiveness of this Agreement; and, if Buyer fails to deliver the Earnest Money to the Escrow Agent within the time prescribed, this Agreement shall automatically terminate and be of no further force or effect.

Section 1.3. Closing; Pre-Closing.

(a) The sale and purchase of the Interests shall take place at a closing (the “Closing”) to be held on or before 5:00 p.m. (Eastern Time) on or before December 1, 2022 (such date on which the Closing actually occurs, the “Closing Date”) through an escrow established by the Escrow Agent and confirmed either by telephone or by letter or email as the Parties shall agree, in writing, or conducted in person, at such place as the Parties shall agree, subject to the satisfaction or waiver of the conditions to closing set forth in Article VI of this Agreement. The Closing shall be effective at 12:01 a.m. on the Closing Date (the “Effective Time”).

(b) At the Closing, Buyer shall deliver to Seller (which may be delivered through the Escrow Agent) (i) an amount equal to the Purchase Price, in immediately available funds in United States dollars, which amount shall be credited with the amount of the Earnest Money, (ii) the Buyer’s Secretary’s Certificate, (iii) the Buyer’s Officer’s Certificate, (iv) any and all change of control or real estate transfer tax forms, if required by the Applicable Law of the jurisdictions in which the Properties are located, executed by Buyer, (v) an assignment of the Interests executed by Buyer in substantially the form attached hereto as Exhibit D (the “Interest Assignment”) and (vi) the Settlement Statement executed by Buyer (collectively, the “Buyer Deliverables”).

(c) At the Closing, Seller shall deliver to Buyer (which may be delivered through the Escrow Agent) (i) the Seller’s Secretary’s Certificate, (ii) the Seller’s Officer’s Certificate, (iii) a duly executed IRS Form W-9 of Seller (or, if Seller is a disregarded entity for U.S. federal income Tax purposes, the Person treated as the owner of the Interests for such purposes), (iv) the Interest Assignment executed by Seller, (v) written resignations of each manager and officer of each of the Acquired Companies in form and substance reasonably satisfactory to Seller and Buyer, (vi)

any and all change of control and real estate transfer tax forms, if required by the Applicable Law of the jurisdictions in which the Properties are located, executed by Seller, Equity Owner or Property Owner, as applicable, and (vii) the Settlement Statement executed by Seller (collectively, the “Seller Deliverables,” and together with the Buyer Deliverables, the “Closing Deliverables”).

(d) Upon the Closing, Seller shall make available to Buyer, to the extent not previously delivered to Buyer as part of the Due Diligence Materials prior to the date hereof, and to the extent within the possession or control of Seller or the Acquired Companies, originals of all leases with respect to the Properties (the “Leases”) that will be in effect after the Closing, copies of all contracts and agreements relating to the Properties or the Acquired Companies (“Service Contracts”) that will be in effect after the Closing, copies any agreements to purchase the Properties set forth on Exhibit A-2, copies of all material tenant correspondence, material correspondence with Governmental Authorities and material correspondence with owners associations, billing files and records for the Properties, plans, specifications, licenses and permits, keys, keycards and security codes and the like with respect to the Properties, and an electronic file of all resident and tenant ledgers with respect to the Properties, although Seller will be entitled to retain a copy of same for purposes relating to this Agreement and for its audit, financial and Tax recordkeeping purposes. Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all material books and records of the Acquired Companies (but not any books and records of any other entities), although Seller will be entitled to retain a copy of same for purposes relating to this Agreement and for its audit, financial and Tax recordkeeping purposes, and the Parties will reasonably cooperate with each other after the Closing in arranging for the efficient partitioning, transfer and copying of such books and records, which shall be performed as soon as reasonably practicable after Closing. After the Closing, Seller will promptly forward to Buyer at its address set forth herein any written correspondence that Seller receives from Governmental Authorities or owners associations relating to the Properties.

Section 1.4. Prorations; Costs. At the Closing, Buyer and Seller shall make certain prorations and other adjustments with respect to paid rents, security deposits, reserve accounts, property taxes and assessments, and other items of income and expense as set forth in this Section 1.4 and in Section 1.5. The items set forth in this Section 1.4 shall be prorated between Buyer and Seller as of the close of business on the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Buyer. The net amount owed to Seller or Buyer (the “Prorated Amount”), as applicable, shall increase the Purchase Price if the prorations result in a net credit to Seller or reduce the Purchase Price if the prorations result in a net credit to Buyer. Post-closing re-prorations and adjustments shall be paid in cash.

(a) Ad Valorem Taxes and Assessments. Buyer shall receive a credit against the Purchase Price for any accrued but unpaid real estate taxes exclusive of special assessments (“Ad Valorem Taxes”) imposed against any of the Properties and that are due and payable before the Closing Date. If the amount of any such Ad Valorem Taxes have not been determined as of the Closing Date, such credit shall be based on one hundred percent (100%) of the most recent ascertainable taxes. Such Ad Valorem Taxes shall be re-prorated upon issuance of the final tax bill. Buyer shall receive a credit against any portion of the Purchase Price for any special assessments which are levied or charged against any of the Properties with respect to any infrastructure improvements specifically made to serve the Properties, whether or not then due and payable. Any other special assessments shall be prorated only for the year of Closing.

(b) Rents. All Rents (as hereinafter defined) paid or payable by tenants under the Leases in connection with their occupancy of the Properties shall be adjusted and prorated on an “if, as and when collected” basis. Seller shall be entitled to all Rents under the Leases attributable to the period prior to the Closing Date and Buyer shall be entitled to all Rents under the Leases attributable to the period from and after the Closing Date, including the day of Closing. All rental checks from tenants actually received by or on behalf of Seller at or prior to the Closing shall be deemed collected by Seller for purposes of this Section 1.4(b). All prepaid Rents for periods of occupancy after Closing shall be credited to Buyer at Closing. Any Rents collected by Buyer or Seller after the Closing from any tenant who owes Rents for periods prior to the Closing shall be applied (i) first, in payment of Rents owed by such tenant for the month in which the Closing occurs, (ii) second, in payment of current Rents at the time of receipt, (iii) third, to delinquent Rents, if any, which became due after the Closing, and (iv) third, to delinquent Rents, if any, which became due and payable prior to the Closing or otherwise attributable to the period prior to the Closing. “Rents” for purposes of this Agreement shall mean (whether paid in advance of the date when such payment is due or otherwise) (x) all fixed rents and (y) other charges or amounts payable by tenants under the Leases or in connection with their use or occupancy of the Properties or any service or amenity relating thereto, including water, electricity, gas, sewage or other utilities charges or other pass-through fees and charges.

(c) With respect to each Property set forth on Exhibit A-2, to the extent the acquisition of such Property has not closed prior to the Closing, Purchaser will receive a credit against the Purchase Price in the amount of the contract purchase price for such Property and Seller will receive a credit for the amount of the earnest money deposit already paid by Property Owner for such Property, in each case as set forth on Exhibit A-2.

(d) Contracts. Amounts due under the Service Contracts will be prorated as of the Closing Date with Buyer to receive a credit at Closing for any amounts unpaid and attributable to the period prior to the Closing Date and Seller to receive a credit at Closing for any amounts previously paid and attributable to the period on and following the Closing Date.

(e) Security Deposits. The actual amounts of any Security Deposits that are refundable to tenants pursuant to the terms of the Leases (“Refundable Security Deposits”) and have not been applied by Seller prior to the Closing Date, if any, shall be credited to Buyer against the balance of the Purchase Price at Closing. Any such Refundable Security Deposits in a form other than cash (including letters of credit) shall be transferred to Buyer on the Closing Date by way of appropriate instruments of transfer or assignment; provided, that in the event any such Refundable Security Deposit is not assignable, Seller shall use commercially reasonable efforts after the Closing to provide Buyer with a replacement therefor for the benefit and at the sole expense of Buyer.

(f) Insurance Proceeds. Seller shall be entitled to all insurance proceeds related to insurance claims made prior to the date hereof with respect to the Property located at XXX XXX , XXX, XX, XXXXX.

(g) Other Expenses. All other items of income and expenses for the Properties shall be prorated between Seller and Buyer as of the close of business on the day immediately preceding the Closing Date.

(h) Post-Closing Corrections. Either Seller or Buyer shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment, provided such adjustment is claimed by such party within ninety (90) days after Closing. The provisions of this Section 1.4 shall survive Closing.

Section 1.5. Procedures for Prorations.

(a) Settlement Statement. No later than five (5) Business Days prior to the Closing Date, Buyer and Seller shall use commercially reasonable efforts to prepare a schedule of tentative prorations with all detail and supporting information in accordance with Sections 1.4 and 1.5. All prorations and adjustments shall be based on the best available information. In the event that accurate prorations and other adjustments cannot be made at the Closing because current bills or statements are not obtainable (as, for example, utility bills), the Parties shall prorate and adjust based on the best available information, subject to adjustment upon receipt of the final bill or statement. A copy of the schedule of prorations and adjustments (the “Settlement Statement”) as agreed upon by Buyer and Seller shall be executed by the Parties at the Closing.

(b) Final Settlement. A final settlement (the “Final Settlement”) of the Closing prorations and adjustments required by Section 1.4 shall take place no later than ninety (90) days following the Closing Date. Buyer shall deliver a schedule of the prorations and adjustments (the “Final Statement”) to Seller setting forth Buyer’s determination of all adjustments to the Settlement Statement it believes are necessary to correct the prorations and adjustments as reflected in the Settlement Statement, which Final Settlement shall be accompanied with all detail and supporting information. Buyer and Seller shall cooperate in good faith to reconcile all items included on the Final Statement. For a period of fifteen (15) days after receipt of the Final Statement and supporting information, Seller shall have the right to review the Final Statement and supporting information reasonably requested by Seller. The Final Statement shall be binding and conclusive on all Parties hereto, unless within such fifteen (15) day review period, Seller notifies Buyer in writing that it seeks an adjustment in the Final Statement, and specifies in reasonable detail the items that it seeks to adjust and the reasons therefor. The Parties shall use good faith efforts to attempt to resolve such dispute; however, if Buyer and Seller have not resolved the request for adjustment within fifteen (15) Business Days after delivery of the original notice by Seller to Buyer, then the Parties shall submit such dispute to a firm of independent accountants of nationally recognized standing reasonably satisfactory to Buyer and Seller (who shall have no material relationship with Seller or Buyer). In making their calculation, the firm of independent accountants will include the non-disputed items and amounts set forth in each Parties’ calculation of the Final Statement, and shall consider affirming or adjusting only those items or amounts in the calculation of the Final Statement as to which the Parties have disagreed and any items and amounts affected by those disputed items and amounts. The determination of such accounting firm, which shall be made within thirty (30) days after submission, shall be conclusive and binding upon the Parties. The fees and expenses of such accounting firm shall be paid equally by Seller and Buyer. Within ten (10) Business Days after the Final Statement is agreed to or otherwise becomes binding, Seller shall pay to Buyer, or Buyer shall pay to Seller, as applicable, the amount to which it is entitled under the Final Statement.

Section 1.6. Tax Treatment of Sale. The purchase and sale of the Interests shall be treated, for U.S. federal (and applicable state and local) income tax purposes, as the purchase and sale of the assets of Equity Owner (the “Purchased Assets”) (such treatment, the “Agreed Tax Treatment”), to the extent permitted by Applicable Law.

Section 1.7. Withholding. Buyer, Escrow Agent and their designees shall be entitled to deduct or withhold from any amounts payable or otherwise deliverable pursuant to this Agreement any amounts that may be or are required to be deducted or withheld therefrom under Applicable Law; provided, that Buyer shall use its commercially reasonable efforts to give at least five (5) Business Days prior written notice to, and shall consult with, Seller if it believes that any amount is required to be deducted and withheld under Applicable Law. To the extent that any amounts are so deducted or withheld, then such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article II
INVESTIGATIONS

Section 2.1. Access to Properties. From and after the Effective Date, Buyer and Buyer’s employees and representatives (including third party independent contractors) shall have no right to access or inspect the Properties.

Section 2.2. Available Documents. Prior to the Closing, to the extent not previously delivered to Buyer prior to the date hereof as part of the Due Diligence Materials, Seller (i) shall make available to Buyer documentation, to the extent reasonably requested by Buyer and in the reasonable possession and control of Seller, relating to the ownership, operation, assets, liabilities and maintenance of the Properties and the Acquired Companies and (ii) will reasonably cooperate with Buyer, at no cost to Seller, to make available to Buyer reports, files or other documents related to the Properties and the Acquired Companies which are in the possession or control of the Seller or the Acquired Companies. For avoidance of doubt, if Buyer shall request in writing tenant or resident information from Seller in addition to what Seller has otherwise already provided to Buyer as part of the Due Diligence Materials, Seller shall use commercially reasonable efforts to respond to Buyer’s requests; provided, however, Buyer acknowledges and agrees that Seller shall not be required to provide any information that (a) is proprietary in nature, (b) is protected by privacy laws, (c) is subject to a confidentiality agreement or other agreement limiting or prohibiting the distribution of such information, and/or (d) would violate attorney-client privilege or constitute a waiver of rights as to attorney work product or attorney-client privileged communications if disclosed. Seller shall promptly instruct, in writing (which may be via email), the Manager to furnish or make available to Buyer all information, reports, files or other documents related to the Properties and the Acquired Companies which are in the possession or control of the Manager, excluding any such items that Seller is not required to provide pursuant to clauses (a) through (d) of the immediately preceding sentence. If this Agreement is terminated for any reason, Buyer shall either destroy or return to Seller any studies, reports or other documents previously supplied to Buyer by Seller.

Section 2.3. DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THE WRITTEN REPRESENTATIONS OF SELLER SET FORTH IN ARTICLE III OF THIS AGREEMENT, IN ARTICLE II OF ANNEX A AND/OR IN ANY CLOSING DOCUMENTS EXECUTED BY SELLER, AT THE CLOSING, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY, GUARANTY OR

REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE. EXCEPT FOR THE WRITTEN REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, IN ARTICLE II OF ANNEX A AND/OR IN THE DOCUMENTS EXECUTED BY SELLER AT THE CLOSING, BUYER ACKNOWLEDGES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE INFORMATION RELATING TO THE PROPERTIES AND THE INTERESTS, BUYER IS RELYING ON SUCH INFORMATION AT ITS OWN RISK. EXCEPT FOR THE WRITTEN REPRESENTATIONS AND WARRANTIES OF SELLER SPECIFICALLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, IN ARTICLE II OF ANNEX A AND/OR IN THE DOCUMENTS EXECUTED BY SELLER AT THE CLOSING, BUYER FURTHER ACKNOWLEDGES THAT THE INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PROPERTIES AND THE INTERESTS WAS OBTAINED FROM A VARIETY OF SOURCES AND SELLER (A) HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND (B) HAS NOT MADE ANY EXPRESS OR IMPLIED, ORAL OR WRITTEN, REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. BUYER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE EXPRESSLY SPECIFIED IN THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III OF THIS AGREEMENT AND/OR IN ARTICLE II OF ANNEX A, SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, WHATSOEVER WITH RESPECT TO THE CONDITION OF THE PROPERTIES OR THE DOCUMENTATION REGARDING THE INTERESTS, INCLUDING ANY REPRESENTATION OR WARRANTY REGARDING CONDITION, HABITABILITY, SUITABILITY, QUALITY OF CONSTRUCTION, WORKMANSHIP, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND BUYER ACKNOWLEDGES THAT IT IS ENTERING INTO THIS AGREEMENT WITHOUT RELYING UPON ANY ORAL STATEMENT OR REPRESENTATION MADE BY SELLER, ANY BROKER OR BY ANY OTHER PERSON EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE III HEREIN AND IN ARTICLE II OF ANNEX A. THE FOREGOING PROVISIONS ARE NOT INTENDED TO NEGATE THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE III HEREIN, IN ARTICLE II OF ANNEX A OR IN THE DOCUMENTS DELIVERED BY SELLER AT THE CLOSING.

(a) Buyer acknowledges that neither Seller, nor any of Seller’s disclosed or undisclosed officers, directors, managers, employees, trustees, equity owners, partners, members, principals, parents, subsidiaries or other Affiliates nor any of their agents or representatives, has made any representations or held out any inducements to Buyer except as set forth herein; and Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in Article III herein and in Article II of Annex A.

(b) The provisions of this Section 2.3 shall survive the termination of this Agreement and the Closing.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.1. Organization and Qualification.

(a) Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction.

(b) Each of the Acquired Companies is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all necessary limited liability company power and authority to own, lease and operate the Properties and to carry on its business as it is now being conducted.

(c) Property Owner is in good standing under the laws of the State of Delaware and is duly qualified to do business (and is in good standing) in each jurisdiction where the Properties are located.

Section 3.2. Authority. Seller has the limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution and delivery by Seller of this Agreement and the consummation by Seller of the Transaction have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Seller has the right, authority and power to sell, assign and transfer the Interests to Buyer.

Section 3.3. No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Seller of this Agreement and the consummation of the Transaction, do not and will not:

(i) conflict with or violate the Organizational Documents of Seller or the Organizational Documents of either of the Acquired Companies;

(ii) conflict with or violate any Applicable Law in any material respect with respect to Seller, the Acquired Companies or the Properties; or

(iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent or notice under, or give to others any rights of termination, acceleration or cancellation of, any written agreement that is binding on an Acquired Company, except (A) for the Loan Documents and the MetLife Approval, (B) for such conflicts or violations that would not prevent or materially delay the consummation by Seller of the Transaction, result in any material liability to Buyer or an Acquired Company after the Closing or materially affect the business of the Acquired Companies, of which Buyer has been made aware in writing, or (C) with respect to those matters that will be released or terminated at Closing.

(b) To Seller’s Knowledge, neither Seller nor either of the Acquired Companies is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement or the consummation of the Transaction or in order to prevent the termination of any material right, privilege, license or qualification of the Acquired Companies (that has not already been obtained or will not be obtained prior to the Closing), except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (ii) the approval or consent of any Governmental Authority with respect to any licenses or permits of the Acquired Companies related to the operation of the Properties or the business of the Acquired Companies (“Permits”) resulting from a change in ownership or control of the Acquired Companies, or from a change in officers or managers of the Acquired Companies, and (iii) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

Section 3.4. Interests.

(a) As of the Effective Date and until Closing, the direct and indirect record and beneficial ownership of each of the Acquired Companies is as set forth on the Organizational Chart. Seller is the record and beneficial owner of the Interests and has good and valid title to the Interests, free and clear of any restriction, lien, encumbrance, collateral assignment, pledge, security interest or claim. Upon the Closing, Buyer will be the sole lawful owner of the Interests, free and clear of any and all encumbrances, restrictions, liens, security interests, adverse claims, options, voting trusts, proxies or other restrictions whatsoever.

(b) Equity Owner is the record and beneficial owner of the Property Owner Interests and has good and valid title to the Property Owner Interests, free and clear of any restriction, lien, encumbrance, collateral assignment, pledge, security interest or claim except for the liens, encumbrances, collateral assignments or security interests created by the Loan Documents (the “MetLife Liens”). Upon the Closing, Equity Owner will be the sole lawful owner of all of the outstanding equity interests in the Property Owner, free and clear of any and all encumbrances, restrictions, liens, security interests, adverse claims, options, voting trusts, proxies or other restrictions whatsoever, except for the MetLife Liens.

Section 3.5. Capitalization.

(a) All of the Interests are duly authorized and validly issued in compliance with all Applicable Laws and the Organizational Documents of Equity Owner, and such Interests are fully paid, nonassessable and free of preemptive rights. The Interests constitute all of the issued and outstanding limited liability company interests of Equity Owner, and except for this Agreement, there are no outstanding purchase agreements, purchase rights, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind applicable to the

Interests or obligating Equity Owner to issue or sell any of the Interests. There are no (i) outstanding contractual obligations of Equity Owner to repurchase, redeem or otherwise acquire any of the Interests or (ii) agreements or understandings in effect with respect to the voting or transfer of any of the Interests.

(b) All of the Property Owner Interests are duly authorized and validly issued in compliance with all Applicable Laws and the Organizational Documents of Property Owner, and such Interests are fully paid, nonassessable and free of preemptive rights. The Property Owner Interests constitute all of the issued and outstanding limited liability company interests of Property Owner, and except for this Agreement, there are no outstanding purchase agreements, purchase rights, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind applicable to the Property Owner Interests or obligating Property Owner to issue or sell any of the Property Owner Interests. There are no (i) outstanding contractual obligations of Property Owner to repurchase, redeem or otherwise acquire any of the Property Owner Interests or (ii) agreements or understandings in effect with respect to the voting or transfer of any of the Property Owner Interests.

Section 3.6. Assets.

(a) Other than single family homes that were previously sold by Property Owner in the ordinary course of its business, Property Owner does not own, and has never owned, any property of any nature other than the Properties.

(b) Property Owner has never engaged in any business other than the acquisition, disposition, ownership, financing, operation, maintenance and leasing of the Properties or other single family homes that were previously sold by Property Owner in the ordinary course of its business.

(c) Equity Owner has never engaged in any business other than owning all of the issued and outstanding limited liability company interests of Property Owner, and has never owned any property of any nature other than the limited liability company interests of Property Owner.

(d) Neither Seller nor the Acquired Companies hold (and the Interests do not constitute), or is acting on behalf of an entity deemed to hold, “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and neither Seller nor either of the Acquired Companies is acting on behalf of (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, or (ii) a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, that is subject to Section 4975 of the Code.

(e) The Acquired Companies do not have and have never had any employees.

Section 3.7. Litigation. Except as described in Schedule 3.7, (i) there is no litigation, lawsuit, arbitration or legal proceeding (collectively, “Litigation”) pending or, to Seller’s Knowledge, threatened in writing (a) by or against an Acquired Company or against the Property or (b) that would materially adversely affect Seller’s ability to perform Seller’s obligations under this Agreement or the legality, validity or enforceability of this Agreement or prevent, enjoin, alter, prohibit or delay in any material respect the consummation of the Transaction, (ii) there is no material Litigation involving the Properties, and (iii) there are no judgments or orders entered against or pertaining to the Properties, the Seller or either of the Acquired Companies.

Section 3.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller or any of its Affiliates.

Section 3.9. Agreements. Except as listed on Schedule 3.9(i), there are no written agreements which will be binding on or enforceable against an Acquired Company or the Properties after the Closing, except for (a) the Loan Documents, (b) the agreements to purchase the Properties set forth in Exhibit A-2, true and correct copies of which have been provided to Buyer as part of the Due Diligence Materials, (c) any Service Contracts that are not terminated at the Closing, (d) the Leases, (e) any declarations, covenants, conditions and restrictions, easements, and other matters of record in the real estate records, (f) the Organizational Documents, (g) the Permits to the extent any of them constitute agreements, and (h) any new Service Contracts and Leases entered into prior to the Closing in accordance with this Agreement (the contracts listed on Schedule 3.9 and those referenced in clauses (a) through (h), collectively, the “Written Agreements”). Seller has provided or made available to Buyer as part of the Due Diligence Materials delivered to Buyer prior to the date hereof true, correct and complete copies of all Written Agreements. At Closing, there shall be no agreements affecting the Properties or the Acquired Companies except for the Written Agreements provided to Buyer prior to the date hereof or otherwise entered into in accordance with this Agreement. The Acquired Companies are not in breach of any of the Written Agreements except as disclosed on Schedule 3.9(ii).

Section 3.10. Organizational Documents. Seller has provided or made available to Buyer true, correct and complete copies of the certificate of formation and limited liability company agreement (or similar documents or agreements) of Seller and each of the Acquired Companies, in each case as amended to date. Such documents of the Seller and the Acquired Companies are in full force and effect as of the Effective Date, and shall remain true and correct until Closing occurs. The organizational documents listed on Exhibit E (the “Organizational Documents”) have been delivered to Buyer as part of the Due Diligence Materials prior to the Effective Date and are the only documents and/or agreements governing the affairs of the Acquired Companies and the rights and obligations of the members of the Acquired Companies.

Section 3.11. Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to Seller’s Knowledge, threatened in writing against Seller or an Acquired Company, nor are any such proceedings contemplated by Seller or an Acquired Company. None of Seller or the Acquired Companies is insolvent and will not become insolvent by executing or performing its obligations under this Agreement, or has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and none of Seller or the Acquired Companies has received written notice of: (a) the filing of any involuntary petition by its creditors; (b) the appointment of a receiver to take possession of all, or substantially all, of its assets; or (c) the attachment or other judicial seizure of all, or substantially all, of its assets.

Section 3.12. Accounts. On or prior to the date hereof Seller has provided Buyer with a true and complete list of all of the bank accounts of the Acquired Companies.

Section 3.13. Insurance. On or prior to the date hereof Seller has provided Buyer with certificates of insurance representing the insurance policies currently maintained by the Acquired Companies, such coverage is in full force and effect, and all premiums due thereunder have been paid (or will be paid, if payment first becomes due after the Effective Date and before the Closing Date) for a period extending through the Closing Date. As of the date hereof, Schedule 3.13 is a true, correct and complete list of any and all insurance claims made with respect to the Properties and the date on which such claims were made. All work required to be performed to address the claims set forth in Schedule 3.13 has been completed in a good and workmanlike manner and paid for in full.

Section 3.14. Financial Statements.

(a) Seller has made available to Buyer, prior to the execution of this Agreement, the true, correct and complete unaudited financial statements of the Acquired Companies for the fiscal year ended December 31, 2021, and the unaudited financial statements of the Acquired Companies for the period commencing January 1, 2022 and ended September 30, 2022 (the “Financial Statements”). The Financial Statements were prepared in the ordinary course of the Acquired Companies’ business and fairly and accurately reflect in all material respects the financial position of the Acquired Companies as of the dates thereof.

(b) The Acquired Companies have no material liabilities or material obligations except (i) liabilities or obligations that are reflected or reserved against in the Financial Statements or disclosed in any notes thereto, (ii) liabilities or obligations incurred in the ordinary course of the Acquired Companies’ business since the Financial Statements, as disclosed in writing to Buyer prior to the date of this Agreement, (iii) liabilities or obligations which arise out of the Leases, the Service Contracts or the other agreements described or referred to in Section 3.9, (iv) liabilities or obligations which arise out of the matters disclosed in Schedule 3.7, or (v) liabilities or obligations disclosed in the Due Diligence Materials delivered to Buyer (or its Affiliates or Representatives) prior to the date of this Agreement. This Section 3.14(b) does not apply to liabilities or obligations relating to matters specifically covered by any of the other representations and warranties provided in this Article III or relating to or arising from the physical or environmental condition and the tangible assets of the Acquired Companies or any other matter set forth in a recorded title document for the Properties.

(c) The Acquired Companies have no Indebtedness other than the Loan Agreement, and have not guaranteed the obligations or performance of any other person except as set forth in the Loan Documents.

Section 3.15. Loan Agreement. To Seller’s Knowledge, Property Owner is in compliance with the terms of the Loan Agreement and neither Seller nor any Acquired Company has received any written notice from Lender of any breach or default of or failure to comply with the terms of the Loan Agreement or any Loan Document. The Loan Documents constitute all of the loan documents entered into by and between Seller, the Acquired Companies or any affiliate thereof and/or MetLife in connection with the Loan (as defined in the Loan Agreement). Seller has provided to Buyer true, correct and complete copies of the Loan Documents as part of the Due Diligence Materials delivered to Buyer prior to the date hereof.

Section 3.16. No Restricted Person. Neither Seller, either of the Acquired Companies nor any of their Affiliates, are persons or entities with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s especially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action. It shall constitute an automatic default of this Agreement if Seller, either of the Acquired Companies or any of their affiliates is a person or entity with whom U.S. persons or entities are restricted from doing business under OFAC.

Section 3.17. Title Policies. Seller has, prior to the date hereof, provided to Buyer true, correct and complete copies of the existing owners title insurance policies obtained by Property Owner, which policies insure Property Owner as the fee simple owner of each of the Properties and which have been validly issued and fully paid (the “Title Policies”). Except as otherwise provided in the Title Policies, there are no rights, liens, encumbrances or other matters encumbering or affecting any of the Properties, except for the MetLife Liens. There are no agreements or encumbrances affecting any of the Properties which would prevent, limit or restrict the Closing of this Transaction, except for the Loan Documents and the MetLife Liens. Since the date of the Title Policies, Property Owner has not sold, assigned, conveyed or otherwise transferred the Properties. To Seller’s Knowledge, (i) none of the Properties are in violation of any rules imposed by any homeowner’s associations or other similar associations or any covenants, conditions or restrictions recorded against any of the Properties and (ii) there are no recorded or unrecorded leasing restrictions applicable to or affecting the Properties, which (A) prohibit or restrict leasing, or (B) would be violated or permit imposition of a fine, charge or penalty if Buyer completed its intended purchase and leasing of the Properties.

Section 3.18. Legal Compliance. Except as disclosed on Schedule 3.18, neither the Seller nor the Acquired Companies have received any written notice from any Governmental Authority of any violation of any Applicable Law.

Section 3.19. Environmental. Seller has made available to Buyer as part of the Due Diligence Materials delivered to Buyer prior to the date hereof copies of all material environmental reports concerning the Properties that are in Seller’s or the Acquired Companies’ possession or control. Neither Seller nor either of the Acquired Companies has received written notice of any violation of any Environmental Law with respect to Seller, the Acquired Companies or the Properties.

Section 3.20. Intercompany Loans. There are no intercompany loans between any of the Seller, the Equity Owner or the Property Owner.

Section 3.21. Knowledge Parties. The individual representatives of Seller set forth in the definition of “Knowledge” herein are the individuals at Seller who have the most knowledge of the information set forth in the representations and warranties of Seller set forth in this Article III.

Section 3.22. “AS IS” TRANSACTION. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN CONNECTION WITH THE CLOSING AND THE CLOSING DOCUMENTS, SELLER MAKES NO (AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE ASSETS OR BUSINESSES, OR ANY OTHER MATTER WHATSOEVER. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE ASSETS OR BUSINESSES AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING SUCH ASSETS AND BUSINESSES AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT BUYER IS PROCEEDING WITH ITS ACQUISITION OF THE INTERESTS BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS AND THE REPRESENTATIONS AND WARRANTIES PROVIDED HEREIN AND IN THE CLOSING DOCUMENTS. ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, BUYER WILL ACCEPT THE INTERESTS, THE ACQUIRED COMPANIES AND THEIR RESPECTIVE ASSETS OR BUSINESSES, AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND WITHOUT RECOURSE AGAINST SELLER. THE PROVISIONS OF THIS SECTION ARE AN IMPORTANT BASIS OF THE BARGAIN INDUCING SELLER TO CONVEY THE INTERESTS. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

Section 3.23. Buyer’s Release. Except to the extent of any claim by Buyer made prior to the Applicable Limitation Date and arising out of the breach by Seller of any express covenant, indemnity, representation or warranty of Seller under this Agreement or any of the documents or agreements delivered by Seller at the Closing, Buyer hereby assumes the risk for, covenants and agrees not to sue Seller or any Representative of Seller and hereby permanently and irrevocably releases Seller and each Representative of Seller of and from and hereby permanently and irrevocably waives any claim, demand or other Action, including without limitation, any tort or strict liability claim or cause of action, known or unknown, contingent or non-contingent, that Buyer may have against Seller or any Representative of Seller, in each case under or relating to (i) any Environmental Law or common law right, now existing or hereafter enacted or promulgated, relating to environmental matters, environmental conditions, non-compliance with Environmental Laws or the existence of Hazardous Substances, in, on, at, under, about or migrating from or onto any of the Properties or any of the Improvements or (ii) any latent or patent defects in the Properties and all other physical conditions. Without limiting any other provisions of this Agreement relating to the survival of provisions under this Agreement, the terms and conditions of Section 3.22 and this Section 3.23 expressly survive the Closing without limitation, and will not merge with the provisions of any documents executed and/or delivered as part of the Closing and are hereby deemed incorporated into the Assignment of Interests as fully as if set forth at length therein. Each waiver, acknowledgement, representation and covenant of Buyer under Section 3.22 and this Section 3.23 shall also be deemed to have been made by any permitted assignee of Buyer, if applicable. Each disclaimer by Seller to Buyer under Section 3.22 and this Section 3.23 shall also be deemed to have been made to any permitted assignee of Buyer, if applicable.

Section 3.24. Buyer Affiliates. Notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that Seller shall not be liable (including, without limitation, under any indemnity set forth in Article VII of this Agreement) for any breach, default or violation of any representation, warranty or covenant of Seller or the Acquired Companies set forth in this Agreement (including, without limitation, any of the representations and warranties made by Seller in this Article III or in Article II of Annex A or any of the covenants of Seller set forth in Article V) (a) that is caused by, or results from, the actions or omissions of Buyer or any of its respective Representatives, or (b) to the extent that Buyer had Knowledge of such breach, default or violation as of the Effective Date.

Article IV
REPRESENTATIONS AND WARRANTIES OF Buyer

Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 4.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.2. Authority. Buyer has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transaction have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

Section 4.3. No Conflict; Required Filings and Consents; No Litigation.

(a) The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transaction, do not and will not:

(i) conflict with or violate the certificate of formation, limited liability company agreement, or other organizational documents of Buyer;

(ii) conflict with or violate any Applicable Law in any material respect with respect to Buyer; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other contract to which Buyer is a party, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

(b) Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation of the Transaction, except for (i) such filings as may be required by any applicable federal or state securities or “blue sky” laws or (ii) as may be necessary as a result of any facts or circumstance relating solely to Seller or any of its Affiliates.

(c) As of the date hereof, there is no Action pending against, or to the knowledge of Buyer threatened in writing to be brought before any Governmental Authority against, Buyer that would prevent, enjoin, alter or delay in any material respect the consummation of the Transaction.

Section 4.4. Financing Solvency.

(a) Buyer will have sufficient funds to permit Buyer to consummate the Transaction and to pay the Purchase Price at the Closing.

(b) Buyer represents that, immediately after its purchase of the Interests, and assuming the accuracy of the representations and warranties of Seller contained herein, Buyer and its Affiliates will have a positive net worth and will not be insolvent (as defined under the U.S. Bankruptcy Code (the “Bankruptcy Code”)) and that Buyer’s purchase of the Interests and any borrowing by Buyer or its Affiliates (including the incurring of any obligation or granting of any security by the Acquired Companies in connection with such transactions) will not have the effect of defrauding any creditors of the Acquired Companies.

Section 4.5. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.6. Investment Intent.

(a) Buyer understands that the Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state. Buyer is acquiring the Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Interests in a manner that would violate the registration requirements of the Securities Act. Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) except in compliance with the governing documents of the Acquired Companies, and (ii) without registration under the Securities Act and any applicable state securities laws except pursuant to an exemption from such registration under the Securities Act and such laws. Buyer is able to bear the economic risk of holding the Interests for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of independently evaluating the merits and risk of its investment.

(b) Buyer is not (and is not acting on behalf of) an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA, a plan within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, and Buyer is not an entity deemed to hold “plan assets” within the meaning of the Department of Labor regulations located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

Section 4.7. No Restricted Person. Neither Buyer nor any of its Affiliates, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) (including those named on OFAC’s especially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action. It shall constitute an automatic default of this Agreement if Buyer or any of its Affiliates is a person or entity with whom U.S. persons or entities are restricted from doing business under OFAC.

Section 4.8. Knowledge Parties. The individual representatives of Buyer set forth in the definition of “Knowledge” herein are the individuals at Buyer who have the most knowledge of the Properties (including, without limitation, the condition, management and operation thereof).

Section 4.9. Investigation; No Other Representations. Buyer has undertaken previously, or shall undertake prior to the Closing, such investigations and evaluations of such documents and information as it has deemed necessary to enable it to make an independent informed decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that Seller has made available to Buyer, or that Buyer has previously obtained or received access to financial statements of the Acquired Companies, organizational documents of the Acquired Companies, the Service Contracts, the prior Tax Returns, environmental reports, the Title Policies, surveys and various other documentation relating to the ownership, operation, assets, liabilities and maintenance of the Properties and the Acquired Companies as provided in Section 2.2 (the “Acquired Company Information”). Buyer acknowledges that, except as expressly set forth in Article III of this Agreement, Article II of Annex A and any document delivered by Seller in connection with the Closing, Seller does not make any representation or warranty with respect to (a) the Acquired Company Information or any other documentation related to the Acquired Companies, the Interests or the Properties, (b) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows, future taxable income, future tax liability of the Acquired Companies’ equity owners or future financial condition (or any component thereof) of the Acquired Companies or the Properties or the future businesses and operations of the Acquired Companies or the Properties, or (c) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Acquired Companies or their businesses or operations or the Properties or their operations.

Article V
COVENANTS

Section 5.1. Conduct of the Business. From the date hereof until the Closing Date, Seller agrees that it shall cause the Acquired Companies to conduct their business in the ordinary course consistent with past practice and to (a) preserve intact business organizations and relationships with third parties pertaining to their respective businesses, and (b) comply in all material respects with Applicable Law. Prior to the Closing, Seller shall: (i) maintain the current levels of casualty and liability and other insurance with respect to the Properties, (ii) operate the Properties on a basis consistent with historical operations since Property Owner’s purchase of the Properties including undertaking reasonably required ordinary maintenance and repair of the Improvements (but not including any capital or extraordinary expenditures except in emergency situations), subject to ordinary wear and tear, casualty and condemnation as provided in Section 6.4 of this Agreement, (iii) comply in all material respects with the terms of the Leases, and (iv) cause the books and records of the Acquired Companies to be maintained substantially consistent with past practice (including accounting principles, procedures and methods).

Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Buyer’s consent, which consent may be withheld or conditioned in Buyer’s sole and absolute discretion, Seller will not permit either of the Acquired Companies:

(a) to amend or otherwise change the certificate of formation or limited liability company agreement of such Acquired Company;

(b) to issue or sell any equity interests in such Acquired Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests in such Acquired Company;

(c) to admit any party as a member or manager of such Acquired Company or allow any transfers of existing direct equity interests in such Acquired Company;

(d) to transfer, assign, pledge, alienate or encumber any of the Interests;

(e) to reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, any of the Interests;

(f) to acquire any corporation, partnership, limited liability company, other business organization or division thereof;

(g) to acquire or dispose of any assets, including but not limited to the Properties, of such Acquired Company, other than the acquisition of the Properties set forth on Exhibit A-2, or to remove, sell or dispose of any personal property located at the Properties unless replaced with personal property of similar or better quality; provided, however, such prohibition does not apply to personal property owned by tenants or residents of the Properties; provided, further, that the accounts receivable on the Financial Statements related to the refunds for insurance premium previously paid on account of the Properties and other properties previously sold by the Property owner shall be paid to Seller and are not assets of the Acquired Companies subject to this restriction;

(h) to terminate, dissolve or liquidate, or to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;

(i) to enter into any lease, contract, agreement, license, or arrangement other than any such leases, contracts, agreements, licenses, or arrangements that are contemplated or required by this Agreement or that are entered into in the ordinary course of business; provided, however, (i) Seller shall promptly provide Buyer with a copy of any such item entered into after the Effective Date, (ii) the prior consent of Buyer will be required before entering into any new Lease with respect to any of the Properties that does not comply with the then current leasing guidelines as disclosed to Buyer from time to time, and (iii) the prior consent of Buyer will be required before entering into any new Service Contract for the Properties (other than Service Contracts that are terminable upon thirty (30) days’ (or less) written notice without any penalty or termination fee);

(j) to hire any employees;

(k) to make any material change in any method of accounting or accounting practice or policy, except as required by generally accepted accounting principles;

(l) to incur any Indebtedness except pursuant to the Loan Agreement;

(m) to breach any of the Loan Documents;

(n) to grant any new lien or security interest on its assets or to grant any new real estate easement, right-of-way or restrictive covenant on the Properties, other than as required by any Applicable Law or Governmental Authority;

(o) to (i) make, rescind, or revoke any Tax election, (ii) change or adopt a method of Tax accounting, (iii) settle or compromise any Tax liability, audit, claim or assessment, (iv) amend any Tax Return (except as required by Applicable Law), (v) enter into any agreement related to Taxes with any taxing authority, (vi) surrender any right to claim any Tax refund or (vii) file any Tax Return in a manner inconsistent with past practice, except as required by Applicable Law;

(p) make to any third party, any loans or advances to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants) unless such loans, advances or investments will be repaid in full prior to Closing; or

(q) to enter into any new line of business.

Section 5.2. Inter-company Arrangements. Seller shall cause all inter-company and intra-company accounts or contracts between an Acquired Company, on the one hand, and Seller and its Affiliates (other than the Acquired Companies), on the other hand, to be fully paid, assumed, released or cancelled without the need for any further documentation, immediately prior to the Closing, so that the Acquired Companies have no further liabilities or obligations after Closing with respect to such accounts or contracts.

Section 5.3. Bank Accounts. Effective as of Closing, all authorized signatories for the existing bank accounts of the Acquired Companies shall be updated so that all of the authorized signatories for such accounts on file with the applicable banks are Persons designated by Buyer, and Seller and Buyer shall cooperate with each other in good faith in an effort to cause such update to occur.

Section 5.4. No Claims Against Individuals. Buyer covenants, for itself and its Affiliates (including the Acquired Companies after the Closing), that it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current managers or officers of, or any individuals named in the definition of “Knowledge” or employed by, Seller or any of its Affiliates (including the Acquired Companies)

with respect to any liabilities, actions or causes of action relating to, arising out of or resulting from this Agreement or the Transaction, excluding any common law liability of Seller or any of its Affiliates (including the Acquired Companies) for fraud in the event Seller or any of its Affiliates (including the Acquired Companies) are finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against Buyer with a specific intent to deceive and mislead Buyer with respect to the representations and warranties made in this Agreement. Seller covenants, for itself and its Affiliates (excluding the Acquired Companies after the Closing), that it and they shall not institute any action or proceeding in any court or before any administrative agency or before any other tribunal against any of the current managers or officers of, or any individuals employed by, Buyer or any of its Affiliates (including the Acquired Companies after the Closing) with respect to any liabilities, actions or causes of action relating to, arising out of or resulting from this Agreement or the Transaction, excluding any common law liability of Seller or any of its Affiliates (including the Acquired Companies) for fraud in the event Seller or any of its Affiliates (including the Acquired Companies) are finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against Buyer with a specific intent to deceive and mislead Buyer with respect to the representations and warranties made in this Agreement.

Section 5.5. Confidentiality and Standstill Period.

(a) Each of the Parties shall, until the expiration of one (1) year after the Closing Date, hold, and shall cause its Representatives to hold, in strict confidence all Confidential Information except that either Party may disclose the Confidential Information to its Representatives and any employee or Affiliate of the foregoing provided, however, that each such Person is directed to keep the same confidential. In the event that a Party is requested or required by Applicable Law or Governmental Authority to disclose any Confidential Information, such Party will provide the other Party with prompt written notice of such request or requirement so that the other Party may seek an appropriate protective order, provided, however, that the foregoing notice obligation shall not apply with respect to routine regulatory examinations and inquiries or to any filings required under the Securities Act or similar laws. If, in the absence of entry of a protective order, a Party is required to disclose Confidential Information, such Party may disclose that portion of the Confidential Information that the Party is required to disclose and will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, neither Party will oppose action by the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Further, no press releases shall be issued by either Party prior to the Closing, and Seller and Buyer will each have the right to approve any press release of the other Party issued after the Closing, which approval will not be unreasonably withheld; provided, however, unless required by Applicable Law (including the Securities Act and similar laws), in no event shall such press release disclose the Purchase Price, any material terms of this Agreement or the identity of Buyer or its Affiliates without the prior written consent of Buyer or disclose the Purchase Price, any material terms of this Agreement or identify Seller or its Affiliates without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.

(b) Seller will not, at any time on or after the Effective Date and prior to the earliest of (i) the Closing, or (ii) the termination of this Agreement, market for sale all or any portion of the

Interests in any way or solicit proposals from or enter into or continue with negotiations with any other person or entity regarding the possible sale of the Interests, the Acquired Companies or any of their businesses or assets (including, directly or indirectly, the Properties).

Section 5.6. Cooperation. Seller and Buyer shall each use commercially reasonable efforts to obtain (and shall use commercially reasonable efforts to cooperate with each other in obtaining) MetLife Approval, including having Parent released as guarantor under the Loan Documents and having a Buyer Affiliate approved as replacement guarantor under the Loan Documents.

Section 5.7. UCC Policy. Buyer shall have the right to obtain from a reputable title company a commitment to issue to Buyer upon Closing a buyer’s UCC insurance title policy, dated as of the date of the Closing, insuring Buyer’s ownership (together with any subsidiary of Buyer which acquires the Interests, as applicable) of one hundred percent (100%) of the issued and outstanding equity interest in the Acquired Companies in the amount of the Purchase Price, free and clear of any and all encumbrances, liens, claims, proxies and voting or other agreements of any kind or nature. Seller shall use commercially reasonably efforts to cooperate with Buyer’s efforts to obtain such UCC insurance title policy, including providing any documents and affidavits to the title company as requested; provided that Buyer shall bear all costs and expenses related to such UCC insurance title policy and shall reimburse Seller for any actual, documented out of pocket costs incurred in cooperation with such requests.

Article VI
CONDITIONS TO CLOSING

Section 6.1. Conditions to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the Closing shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may, to the extent permitted by Applicable Law, be waived in writing by either Party in its sole discretion (provided, however, that such waiver shall only be effective as to the obligations of the other Party):

(a) No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or any order thereunder (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transaction.

(b) No Actions. There shall be no Action pending against or, to Seller’s Knowledge, threatened against or affecting Seller or the Acquired Companies before any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the Transaction.

(c) MetLife Approval. MetLife shall have consented to the Transaction, released Parent as guarantor under the Loan Documents with respect to any acts, events or omissions occurring or obligations arising after Closing, approved a replacement guarantor under the Loan Documents with respect to any acts, events or omissions occurring or obligations arising after Closing, and executed and delivered definitive written agreements, in form approved by Buyer, pursuant to which MetLife consents to the Transaction, amends the Loan Documents and replaces the guarantor under the Loan Documents with respect to any acts, events or omissions occurring or obligations arising after Closing (such written agreements, the “MetLife Approval”).

Section 6.2. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing by Seller in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto that are not qualified by the term “material” and similar terms shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for such representations and warranties that are made as of a specified date, which shall be true and correct in all material respects as of such specified date) and the representations and warranties of Buyer contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto that are qualified by the term “material” and similar terms shall be true and correct in all respects as of the date hereof and the Closing Date (except for such representations and warranties that are made as of a specified date, which shall be true and correct in all respects as of such specified date). Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by the Closing. Seller shall have received from Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof (the “Buyer’s Officer’s Certificate”).

(b) Secretary’s Certificate. Buyer shall have delivered to Seller a certificate in form and substance reasonably acceptable to Seller, executed by the secretary of Buyer and dated as of the Closing Date (the “Buyer’s Secretary’s Certificate”), certifying (i) the resolutions adopted by Buyer’s members, managers or other governing authority authorizing this Agreement and the Transaction, and (ii) the certificate of formation and redacted limited liability company agreement of Buyer.

(c) Buyer Deliverables. Buyer shall have delivered at the Closing the Buyer Deliverables.

(d) Buyer Performance. Buyer shall have performed in all material respects its obligations under this Agreement that are required to be performed by Buyer at or prior to Closing.

Section 6.3. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a) Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement (including Annex A) or any schedule, certificate or other document delivered pursuant hereto that are not qualified by the term “material” and similar terms shall be true and correct in all material respects as of the date hereof and as of the Closing Date (except for such representations and warranties that are made as of a specified date, which shall be true and correct in all material respects as of such specified date) and the representations and warranties of Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto that are qualified by the term “material” and similar terms shall be true and correct in all respects as of the date hereof and the Closing Date (except for such representations and warranties that are made as of a specified date, which shall be true and correct in all respects as of such specified date), subject, in each case, to Seller’s right to update such representations and warranties as described below in this paragraph (a). Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing. Buyer shall have received from Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof (the “Seller’s Officer’s Certificate”); provided that, notwithstanding the foregoing, Seller shall have the right to update its representations and warranties as of only the Closing Date in the Seller’s Officer’s Certificate to reflect any events that occurred since the Effective Date so long as such events do not constitute a default by Seller of its express covenants under this Agreement and such updating does not result in a material adverse change in the Seller’s representations and warranties; provided, however, for avoidance of doubt, if such updating by Seller discloses a default by Seller of its express covenants under this Agreement or results in a material adverse change in the Seller’s representations and warranties, then subject to any notice and cure rights of Seller set forth in this Agreement, Buyer shall have the right to terminate the Agreement pursuant to Section 8.1(c) or (e) of this Agreement.

(b) Secretary’s Certificate. Seller shall have delivered to Buyer a certificate in form and substance reasonably acceptable to Buyer, executed by the secretary of Seller and dated as of the Closing Date (the “Seller’s Secretary’s Certificate”), certifying (i) the resolutions adopted by Seller’s managing member authorizing this Agreement and the Transaction, and (ii) the certificate of formation and limited liability company agreement of Seller.

(c) Seller Deliverables. Seller shall have delivered at the Closing the Seller Deliverables.

(d) Seller Performance. Seller shall have performed in all material respects its obligations under this Agreement that are required to be performed by Seller at or prior to Closing.

(e) Termination of Property Management Agreements. Seller shall have (i) delivered written termination notices to the property managers under all existing property management agreements affecting the Properties (the “Property Management Agreements”) specifying December 15, 2022 as the effective date of termination of each Property Management Agreement, (ii) provided evidence acceptable to Buyer of such termination notices at or prior to the Closing, and (iii) directed the property manager(s) under the Property Management Agreements to return to the Acquired Companies any and all funds being held on behalf of the Acquired Companies with respect to the Properties and related to the period prior to the Closing and such amounts shall be handled through the Final Settlement Statement.

Section 6.4. Casualty and Condemnation. Risk of loss resulting from any condemnation or eminent domain proceeding that is commenced or has been threatened before the Closing, and risk of loss to each Property due to fire, flood, or any other cause before Closing, will remain with Seller. If after the date hereof and before Closing a Property or any portion thereof is Materially Damaged (as set forth below), or if a Property or any portion thereof is subjected to a threat of condemnation or becomes the subject of any proceedings, judicial, administrative, or otherwise, with respect to the taking by eminent domain or condemnation, then Seller will promptly provide written notice to Buyer. Within five (5) days after Buyer learns of the damage or taking, Buyer may exclude the affected Property by delivering to Seller a written notice of such exclusion and the total Purchase Price will be adjusted downward by an amount agreed upon by Buyer and Seller in writing. If the Closing Date is within this five (5) day period, the Closing will be extended to the next Business Day following the end of such period. If no such notice is timely delivered by Buyer, (i) this Agreement will remain in full force and effect, (ii) the purchase of the affected Property, less any interest taken by eminent domain or condemnation, will be effected with no further adjustment, (iii) upon Closing, Seller will assign to Buyer all of the right, title, and interest of Seller in and to any awards that have been or may thereafter be made for such taking, and (iv) Seller will assign to Buyer any insurance proceeds that may thereafter be made for such damage or destruction, giving Buyer a credit at Closing for any deductible under the relevant insurance policies. As used in this Agreement, the term “Materially Damaged” means that a Property has suffered damage which (A) the cost of repair exceeds 20% of the applicable value of such Propety, as estimated by an independent general contractor designated by Seller and approved by Buyer in its reasonable discretion, or (B) is not fully covered by Seller’s insurance policies. If after the date hereof and before Closing, a Property or any portion thereof is damaged by casualty, but not Materially Damaged, or to the extent the Loan Documents do not allow or permit the exclusion of any Materially Damaged Property from the Transaction or Buyer does not elect to exclude such Materially Damaged Property in accordance this Section 6.4, then Seller will promptly provide written notice thereof to Buyer, Seller will assign to Buyer at Closing any insurance proceeds that may thereafter be made for such damage or destruction, giving Buyer a credit at Closing for any deductible under the relevant insurance policies, and the Closing will proceed in accordance with the remaining terms of this Agreement.

Article VII
INDEMNIFICATION

Section 7.1. Survival of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement shall in each case survive Closing until the Applicable Limitation Date. With respect to (a) the representations and warranties contained in this Agreement, (b) any claims for indemnity under this Agreement and (c) the covenants and agreements contained in this Agreement that by their terms contemplate compliance or performance at or before the Closing and that this Agreement expressly provides will survive the Closing (each, a “Surviving Covenant”), neither Buyer, nor any other Person on behalf of Buyer, nor Seller, nor any other Person on behalf of Seller, shall be entitled to recover for any Losses pursuant to this Agreement unless written notice of a claim therefor is delivered to the Party against whom indemnity is sought before the Applicable Limitation Date, in which case a claim for indemnity in respect of the breach of such representation, warranty or Surviving Covenant or other claim for indemnity shall survive until such claim has been finally resolved. For purposes of this Article VII, the term “Applicable Limitation Date” shall mean the date (A) that is three hundred sixty-five (365) days after the Closing Date with respect to all claims for indemnity arising from the breach of any representation, warranty or Surviving Covenant pursuant to Section 7.2 or Section 7.3 (including any indemnity arising under Section 7.2(c) or (d)), other than the Fundamental Representations and Tax Representations, (B) that is six (6) years after the Closing Date with respect to all claims for indemnity arising from the breach of any Fundamental

Representation, and (C) on which the applicable statute of limitations expires with respect to all claims for indemnity arising from the breach of any Tax Representation.

Section 7.2. Indemnification by Seller. Subject to Sections 7.1, 7.4 and 7.5, after the Closing, Seller shall save, defend, indemnify and hold harmless Buyer and its Affiliates (including the Acquired Companies) and their respective Representatives, successors and assigns of each of the foregoing (collectively with Buyer, the “Buyer Indemnified Parties”) from and against any and all reasonable, out of pocket losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable out-of-pocket attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating or defending the foregoing) (hereinafter collectively, “Losses”) asserted against, incurred, sustained or suffered by any of the Buyer Indemnified Parties as a result of:

(a) any breach of any representation or warranty made by Seller contained in Article III of this Agreement or in Annex A or in any document delivered by Seller at the Closing;

(b) any breach of any Surviving Covenant of Seller contained in this Agreement, but only to the extent Buyer did not have Knowledge of such breach at or prior to Closing and Buyer did not waive such breach in accordance with the terms and provisions of this Agreement; and

(c) any Private Action or Action brought by a Governmental Authority with respect to either of the Acquired Companies or the Properties, but only to the extent attributable or relating to any time period prior to the Closing and only to the extent Buyer did not have Knowledge of such Private Action or Action at or prior to Closing.

Any claim pursuant to the indemnity set forth in this Section 7.2 must be made prior to the Applicable Limitation Date, as provided in Sections 7.1 and 7.5(a).

Section 7.3. Indemnification by Buyer. Subject to Sections 7.1, 7.4 and 7.5, after the Closing, Buyer shall save, defend, indemnify and hold harmless Seller, its Affiliates, its direct and indirect owners and their respective Representatives, successors and assigns of each of the foregoing (collectively with Seller, the “Seller Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the Seller Indemnified Parties as a result of:

(a) any breach of any representation, warranty or Surviving Covenant made by Buyer contained in this Agreement or any document delivered by the Buyer at the Closing;

(b) any Private Action or Action brought by a Governmental Authority with respect to either of the Acquired Companies or the Properties, but only to the extent attributable or relating to any time period from and after the Closing; and

(c) any contractual liabilities or obligations of the Acquired Companies to the extent attributable to the period after the Closing or any other contractual liabilities or obligations of the Acquired Companies to the extent (i) Buyer has received a credit against the Purchase Price therefor, or (ii) Buyer has created or expressly assumed such contractual liabilities or obligations under this Agreement (including without limitation any other obligations for which the Acquired Companies remains specifically liable under this Agreement to pay or perform after the Closing).

Any claim pursuant to the indemnity set forth in this Section 7.3 must be made prior to the Applicable Limitation Date, as provided in Sections 7.1 and 7.5(a).

Section 7.4. Procedures.

(a) In order for a Seller Indemnified Party or Buyer Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any person against the Indemnified Party including any Private Action or Action by a Governmental Authority (a “Third Party Claim”), such Indemnified Party shall deliver written notice thereof to the Party against whom indemnity is or may be sought (the “Indemnifying Party”) with reasonable promptness after the Indemnified Party obtains knowledge of the Loss or receives written notice of a Third Party Claim and shall provide the Indemnifying Party with such information in the Indemnified Party’s possession with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice or information, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party pursuant to this Article VII or otherwise.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against the entirety of any Losses (subject to the limitations and any rights to recovery or offset pursuant to Section 7.5) that may result from a Third Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of such Third Party Claim if (i) such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnified Party, (ii) such Third Party Claim involves any criminal proceeding, action, indictment, allegation or investigation or (iii) outside counsel to the Indemnified Party shall reasonably conclude that there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees, expenses and other costs of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to compromise, settle or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent unless the Indemnifying Party withdraws from or fails to diligently proceed with the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not settle, compromise or discharge, or offer to compromise, settle or discharge, such Third Party Claim without the Indemnified Party’s prior written consent unless such settlement expressly and unconditionally releases the Indemnified Party from all liabilities with respect to such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 7.4 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party pursuant to this Article VII or otherwise.

Section 7.5. Limits on Indemnification.

(a) No claim may be asserted nor may any Action be commenced against Seller for breach of any representation, warranty or Surviving Covenant contained herein or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transaction, unless written notice of such claim or action is received by Seller, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the Applicable Limitation Date with respect to such representation, warranty or Surviving Covenant, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement, the obligations of Seller and Buyer under Sections 7.2 and 7.3 of this Agreement are subject to the following limitations:

(i) The maximum aggregate amount of indemnifiable Losses which may be recovered from Seller by all Buyer Indemnified Parties (a) pursuant to claims for indemnification under Section 7.2(a) (other than claims for indemnification resulting from a breach by Seller of any of the Fundamental Representations), (b) and (c) of this Agreement shall be an aggregate amount not exceeding two percent (2%) of the Base Purchase Price (the “Non-Fundamental Breach Cap”) and (b) pursuant to claims for indemnification resulting from the breach by Seller of any of the Fundamental Representations shall be an aggregate amount not exceeding the Base Purchase Price (the “Fundamental Breach Cap”, and together with the Non-Fundamental Breach Cap, collectively, the “Cap”).

(ii) Seller shall not be liable for any claim for indemnification pursuant to Section 7.2 of this Agreement unless and until the aggregate amount of indemnifiable Losses which may be recovered from Seller equals or exceeds $50,000 (the “Basket”), in which case Seller shall be liable for all Losses including the aggregate Basket. For avoidance of doubt, the Basket shall apply to the Seller’s indemnity obligations under all of Section 7.2, including without limitation Section 7.2(c) and (d) of this Agreement.

(iii) The foregoing provisions of paragraphs (b)(i) and (ii) shall not apply to any proration and other adjustments to the Purchase Price effected pursuant to Sections 1.4 and 1.5 of this Agreement or to Seller’s obligations arising under Section 10.1 or 10.17.

(iv) No Party hereto shall have any liability under any provision of this Agreement or otherwise for any punitive, incidental, consequential, special, indirect or exemplary damages.

(v) After the Closing, no breach by Seller of any representation or warranty, or any covenant or obligation required to be performed by Seller prior to Closing (including, without limitation, any Surviving Covenant) in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transaction shall be deemed to be a breach of this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the Transaction for any purpose hereunder, and no Buyer Indemnified Party shall have any claim or recourse against Seller or its directors, officers, employees, Affiliates, controlling persons or Representatives with respect to such breach, under this Article VII or otherwise, if Buyer had, at the Closing, Knowledge of such breach or if such breach was disclosed in any Due Diligence Materials actually made available to Buyer prior to Closing.

(c) For all purposes of this Article VII, “Losses” shall be net (without duplication of the following amounts to the extent otherwise already included in the definition of Losses) of any insurance or other recoveries received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, net of reasonable costs of realizing such insurance proceeds.

(d) Buyer and Seller shall cooperate with each other with respect to resolving any claim, liability or Loss subject to indemnification hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim, liability or Loss. In the event that Buyer or Seller shall fail to make such commercially reasonable efforts to mitigate or resolve any such claim, liability or Loss, then notwithstanding anything else to the contrary contained herein, the other Party shall not be required to indemnify any person for the portion of any claim, liability or Loss that could reasonably be expected to have been avoided if Buyer or Seller, as the case may be, had made such efforts. Notwithstanding the foregoing, Sections 3.2 and 3.3 of Annex A set forth the Parties’ respective obligations to cooperate with respect to Tax audits, examinations and proceedings.

(e) Without limiting the generality of the foregoing, Buyer and Seller shall, and shall cause their respective subsidiaries to, use commercially reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. If an Indemnified Party receives such insurance or indemnity payments prior to being indemnified, held harmless and reimbursed with respect to such Losses, the Losses shall be reduced (but not below zero) by the amount of such insurance proceeds or indemnity payments to the extent related to such Losses, net of attorney’s fees and other expenses incurred in connection with such recovery. If an Indemnified Party receives such insurance proceeds or indemnity payments after being indemnified and held harmless with respect to such Losses, the Indemnified Party shall pay promptly to the Indemnifying Party (up to a maximum of the total amount paid by the Indemnifying Party to the Indemnified Party in respect of such Losses) the amount of such insurance proceeds or indemnity payments to the extent related to such Losses, net of attorney’s fees and other expenses incurred in connection with such recovery. If any Indemnified Party receives payment from an Indemnifying Party on account of a claim for Losses that the Indemnifying Party believes in good faith is covered by an insurance policy or an indemnification obligation of another Person (other than an Affiliate of such Indemnified Party) and the Indemnifying Party believes in good faith that the Indemnified Party is not using commercially reasonable efforts to seek recovery on such insurance policy or indemnification obligation, the Indemnifying Party may elect to notify the Indemnified Party of its belief and that, if such failure to use commercially reasonable efforts continues, it intends to request the Indemnified Party to assign its rights under such insurance policy or indemnification obligation to the Indemnifying Party. After thirty (30) days after such notice has been received by the Indemnified Party, if the Indemnified Party has continued to fail to use commercially reasonable efforts to seek such recovery, the Indemnifying Party may send a written request to the Indemnified Party for such assignment of rights, and, upon receipt of such request, the Indemnified Party shall (i) promptly assign, to the extent assignable, its rights under such insurance policy or indemnification obligation with respect to such claim for Losses to the Indemnifying Party (to the extent of such payment by the Indemnifying Party) and (ii) be relieved of any further obligation to pursue collection of such insurance or indemnification (except that, if requested to do so by the Indemnifying Party, the Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s sole expense, to collect any such insurance or indemnification).

Section 7.6. Exclusive Remedy; Survival. After the Closing, this Article VII and Section 10.17 will provide the sole and exclusive remedies of any Party for any breach by the other Party of any representation, warranty or Surviving Covenant arising under this Agreement or any other document delivered pursuant hereto. All of the provisions of this Article VII shall survive the Closing, subject in each case to the Applicable Limitation Date.

Section 7.7. Tax Treatment of Indemnity Payments. Any payment pursuant to this Article VII shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by Applicable Law.

Section 7.8. Parent Guaranty. By execution of the Joinder by Guarantor attached hereto as Exhibit “G”, Guarantor acknowledges and agrees that it receives a material direct or indirect benefit from the transactions contemplated by this Agreement and, accordingly, Guarantor hereby unconditionally and irrevocably guarantees Seller’s indemnification obligations under this Article VII. The provisions of this Section 7.8 shall survive the termination of this Agreement and the Closing.

Section 7.9. Specific Post-Closing Indemnification Matters. Notwithstanding anything to the contrary contained herein, and in addition to any and all other indemnification obligations of Seller set forth in this Agreement, Seller shall save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses asserted against, incurred, sustained or suffered by any of the Buyer Indemnified Parties as a result of, or in connection with, the matters disclosed on Schedule A2.1 (collectively, the “Post-Closing Matters”). Seller’s indemnification obligations set forth in this Section 7.9 shall not be subject to Section 7.5(b)(v) of this Agreement and shall not be waived or otherwise affected by Seller’s disclosure of the Post-Closing Matters on Schedule A2.1. The provisions of this Section 7.9 shall survive the Closing.

Article VIII
Termination

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Buyer and Seller at any time;

(b) by Seller, in the event of a Buyer Default. A “Buyer Default” shall mean the occurrence of any one or more of the following events: (i) Buyer shall fail to pay any sum of money under this Agreement when due and payable and such failure shall continue for five (5) business days after Sellers gives Buyer written notice of such failure (but in no event shall such cure period extend beyond the Closing Date), except that if such failure relates to the payment of the Deposit or amounts to be paid at the Closing, there shall be no grace or cure period; (ii) Buyer shall fail to perform any of its other covenants and agreements contained in this Agreement when required to be performed hereunder and such failure shall continue for ten (10) business days after Sellers gives Buyer written notice of such failure (iii) on the scheduled Closing Date, Buyer fails to deliver any of the documents and instruments required by the terms of Section 1.3(b); or (iv) any representation or warranty of Buyer contained in this Agreement shall prove to have been materially false or incorrect when made;

(c) by Buyer, in the event of a Seller Default. A “Seller Default” shall mean the occurrence of any one or more of the following events: (i) Sellers shall fail to perform any of its material covenants and agreements contained in this Agreement when required to be performed hereunder and such failure shall continue for ten (10) business days after Buyer gives Sellers written notice of such failure, (ii) on the scheduled Closing Date, Sellers fail to deliver any of the documents and instruments required by the terms of Section 1.3(c) and (d); or (iii) any representations and warranties of Seller are, in the aggregate, untrue, inaccurate or incorrect in any material respect, and any such circumstance described in this clause (c) continues for ten (10) business days after written notice (which written notice shall detail such default or breach);

(d) by Seller, if any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been fulfilled (or waived, in the sole discretion of Seller) and the Closing has not occurred prior to 11:59 p.m. (New York, New York time) on or before December 8, 2022; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available if a Seller Default shall have been the cause of the failure of such condition to be satisfied on or prior to such date; provided however, Seller shall not be obligated to deliver the Seller Deliverables if Seller has notified Buyer that Buyer has failed to fulfill its obligations;

(e) by Buyer, if any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been fulfilled (or waived, in the sole discretion of Buyer or as otherwise contemplated by this Agreement) and the Closing has not occurred prior to 11:59 p.m. (New York, New York time) on

December 8, 2022; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available if a Buyer Default shall have been the cause of the failure of such condition to be satisfied on or prior to such date, provided however, Buyer shall not be obligated to deliver the Buyer Deliverables if Buyer has notified Seller that Seller has failed to fulfill its obligations; or

(f) by either Seller or Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

The Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than by mutual consent under Section 8.1(a)) shall give prompt written notice of such termination to the other Party.

Section 8.2. Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except, (i) Section 5.5 (relating to confidentiality), Section 10.1 (relating to fees and expenses), Section 10.4 (relating to notices), Section 10.7 (relating to third-party beneficiaries), Section 10.8 (relating to governing law), Section 10.9 (relating to assignments), Section 10.17 (relating to costs and fees of enforcement of this Agreement), Section 10.19 (relating to recording and lis pendens), Section 10.19 (relating to non-liability) and this Section 8.2 shall survive and continue to be in full force and effect, and (ii) that, subject to Section 8.2(b) below, nothing herein shall relieve any party from liability for any breach of this Agreement that occurred prior to such termination. If this Agreement is terminated as provided herein, each Party will redeliver all documents and other material of the other Party relating to the Properties, the Acquired Companies, or the Transaction contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same (or destroy such materials, in which case such destroying Party shall provide a certification to the other Party as to such destruction).

(b) In the event of termination of this Agreement as provided for in Section 8.1(b), Seller shall be entitled to receive the Earnest Money and any interest accrued thereon, and Buyer shall cause the Escrow Agent to pay the Earnest Money to Seller as Seller’s sole and exclusive remedy. In the event of termination of this Agreement as provided in Section 8.1(a), Section 8.1(c), Section 8.1(d), Section 8.1(e) and Section 8.1(f), Seller shall cause the Escrow Agent to refund the Earnest Money and any interest accrued thereon immediately to Buyer. The Parties recognize that it will be extremely difficult and impractical, if not impossible, to ascertain with any degree of certainty the amount of damages that would be suffered by Seller in the event of Buyer’s breach of its representations, warranties and covenants under this Agreement, and the Parties agree that a reasonable estimate of the damages of Seller in such event is the amount of the Earnest Money and any interest accrued thereon, which shall be disbursed to Seller by the Escrow Agent as liquidated damages. Seller and Buyer also have the rights of specific performance provided in Section 10.11. Additionally, if Buyer elects to terminate this Agreement as provided for in Section 8.1(c), then Seller shall reimburse Buyer for Buyer’s actual, documented out of pocket cash expenditures incurred directly in connection with this Agreement and the transaction contemplated hereby, including but not limited to negotiating this Agreement and conducting due diligence activities related to the Interests and the Properties, not to exceed $150,000. Notwithstanding the foregoing, if a Deliberate Breach occurs, then Seller shall reimburse Buyer for all of Buyer’s actual, documents out-of-pocket costs and expenses incurred directly in connection with this Agreement not to exceed $150,000, and the transactions contemplated hereby, and Seller shall pay to Buyer liquidated damages in the amount of $3,000,000, and neither party shall have any further right or obligation hereunder other than any obligations that explicitly survive Closing hereunder. Notwithstanding anything to the contrary in this Agreement, prior to the consummation of the Closing, Buyer acknowledges and agrees that the remedies provided in Sections 8.1, 8.2, 10.11 and 10.17 shall be the sole and exclusive remedies of Buyer for any breach, default, violation or failure to perform by Seller under this Agreement that occurs prior to Closing.

Article IX
DEFINITIONS

Section 9.1. Definition of Terms in Annex A. All capitalized terms defined in Annex A to this Agreement shall have the meanings set forth in Annex A.

Section 9.2. Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state, provincial or local statute, law, ordinance, policy, rule, administrative interpretation, regulation, code, executive or other order, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its properties.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks are required or authorized by Applicable Law to be closed in New York, New York.

“Confidential Information” means, as to any Party hereto (the “Disclosing Party”), all information concerning the Properties or the Disclosing Party and its Affiliates that is or has been furnished to the other Party hereto (the “Recipient”), together with analyses, compilations, studies or other documents prepared by the Recipient or any of its Representatives that contain or otherwise reflect such information. The term “Confidential Information” does not include information that (a) was or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in violation of this Agreement, (b) was or becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party or its Representatives, provided, however, that such source was not known by the Recipient to be bound by any agreement with the Disclosing Party or its Affiliates to keep such information confidential, or otherwise prohibited from transmitting the information to the Recipient by a contractual, legal or fiduciary obligation, or (c) is independently developed by the

Recipient or on the Recipient’s behalf without violating any of the Recipient’s obligations hereunder. The existence and terms of this Agreement shall also be deemed to be Confidential Information. In addition, after the Closing, information that relates specifically to the Acquired Companies and their respective assets shall only be required to be treated as Confidential Information hereunder by Seller and its Representatives. Notwithstanding the foregoing, Buyer shall not be obligated to keep confidential any Confidential Information with respect to the Properties subsequent to the Closing.

“Control” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Deliberate Breach” means (and shall be deemed to have occurred) if on or before the earlier to occur of (x) the Closing and (y) the termination of this Agreement, Seller, either of the Acquired Companies or any affiliate of the foregoing shall knowingly and intentionally take (or enter into an agreement with obligates them to take) any action that constitutes a breach of this Agreement that would give rise to Buyer’s right to terminate this Agreement under Section 8.1(c) hereof, including, without limitation, if Seller shall intentionally convey or sell, or enter int a contract to sell, all or a portion of the Interests or all or a portion of the Properties to a person other than Buyer or an affiliate thereof.

“Due Diligence Materials” means, collectively, any and all documents, agreements, contracts, certificates, memoranda, notes, analyses, reports, compilations and any other written or oral information and due diligence materials, as well as any electronically transmitted data (including electronic mail), in each case relating to the Properties, the Seller, the Acquired Companies and/or the Interests and previously furnished to, obtained by or otherwise in the possession or control of Buyer or any direct or indirect officer, director, employee, agent, representative, affiliate, advisor, consultant or attorney of Buyer.

“Environmental Laws” means all Applicable Laws now or hereafter in effect pertaining to Hazardous Substances, workplace or public health and safety, or protection of the environment, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. § 7401 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.).

“Fundamental Representations” means the representations and warranties of (a) Seller contained in Sections 3.1, 3.2, 3.4, 3.5, 3.6 and 3.10, and (b) Buyer contained in Sections 4.1, 4.2 and 4.4.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, territorial, provincial, local or similar government, governmental authority, regulatory or administrative authority, agency, commission or other instrumentality, court, tribunal or judicial body (including any grand jury or its equivalent).

“Hazardous Substance” and “Hazardous Substances” means, as the case may be, any waste, substance, pollutant, contaminant or material, including, without limitation, any substances or materials defined as or included within the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws, and including, but not limited to, asbestos, mold, methane, lead, polychlorinated biphenyls, petroleum and petroleum based products.

“Indebtedness” means at a particular time, without duplication, (a) any obligations under any indebtedness for borrowed money (including all principal, interest premiums, penalties, fees, expenses and brokerage costs), (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness pursuant to a guarantee of indebtedness for borrowed money, and (d) any indebtedness secured by a lien on any of the Properties or the Acquired Companies’ assets.

“Knowledge” means (a) with respect to Seller, the actual conscious awareness, without investigation, and not any implied, imputed or constructive knowledge, of Richard Konzmann and Brent Hodges as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) or (b) with respect to Buyer, the actual conscious awareness, without investigation and not any implied, imputed or constructive knowledge, of Joshua Hostetter as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate). None of the foregoing persons listed in this definition will have any personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

“Loan Agreement” means that certain Loan Agreement, dated as of September 28, 2021, by and between Property Owner and MetLife.

“Loan Documents” means the Loan Agreement, the Note, the Equity Owner Guaranty, the Environmental Indemnity, the Borrower Security Agreement, the Equity Owner Security Agreement, the Rent Deposit Account Control Agreement, the Cash Management Agreement and each Assignment of Management Agreement, each as defined in the Loan Agreement, and all other agreements, instruments and documents delivered pursuant thereto or in connection therewith.

“MetLife” means Metropolitan Life Insurance Company.

“Organizational Chart” means that certain true, correct and complete organizational chart of Seller and the Acquired Companies, dated as of the Effective Date and attached hereto as Exhibit F.

“Parent” means Arlington Asset Investment Corp.

“Party” or “Parties” shall mean Buyer and/or Seller, as the context requires.

“Permitted Exceptions” shall mean (a) all applicable building and zoning ordinances; (b) the rights of the tenants, as tenants only, under the Leases; (c) the lien of taxes and assessments not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (d) all liens, claims, encumbrances, restrictions, covenants, conditions, matters or exceptions to title that are set forth in the Title Policies; and (e) all matters which would be disclosed by a physical inspection and/or survey of the Properties.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Private Action” means any Action instituted by a private third-party (i.e., any party that is not an Affiliate of Buyer, other than a Governmental Authority) against either of the Acquired Companies or pertaining to the Properties.

“Properties” means the 249 single family rental homes described in Exhibit A-1 attached hereto and the 2 single family rental homes described in Exhibit A-2 (together with the homes set forth in Exhibit A-1, the “Homes”) for which Property Owner has entered into agreements to purchase and made earnest money deposits, together with (i) the real property on which the Homes are located (the “Real Property”), (ii) any and all other improvements, structures, fixtures, and building situated on the Real Property (the “Improvements”), (iii) any and all rights, titles, powers, privileges, easements, licenses, rights-of-way and interests appurtenant to the Homes, the Real Property and the Improvements, (iv) all rights, titles, powers, privileges, licenses, easements, rights-of-way and interests, if any, of Seller or the Acquired Companies, either at law or in equity, in possession or in expectancy, in and to any real estate lying in the streets, highways, roads, alleys, rights-of-way or sidewalks, open or proposed; in front of, above, over, under, through or adjoining the Real Property and in and to any strips or gores of real estate adjoining the Real Property, (v) all rights, titles, powers, privileges, interests, licenses, easements and rights-of-way appurtenant or incident to any of the foregoing, and (vi) any and all right, title and interest in and to all fixtures, appliances and other tangible personal property of whatever kind or character owned by Seller and/or the Acquired Companies and attached to, installed on or in or otherwise used in connection with the Homes, the Real Property or the Improvements, to the extent owned by Seller and either located upon or related to the Real Property, but expressly excluding any of the foregoing owned or leased by any tenant and any personal property owned by a third party and leased to Seller and/or the Acquired Companies.

“Representatives” shall mean, as to a Party, such Party’s Affiliates, partners, managers, members, directors, officers, employees, agents or advisers (including attorneys, accountants,

consultants, bankers, financial advisers, potential equity and debt financing sources and operating partners, and any representatives of such Party’s advisers). For the avoidance of doubt, the Representatives of Seller shall not include any Affiliates of Buyer.

“Tax Representations” means the representations and warranties of Seller contained in Section 2.1 of Annex A of this Agreement.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement related to Taxes or any other document filed with or submitted or required to be filed with or submitted with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Policies” shall mean the owner title insurance policies previously issued for each Property listing an Acquired Company as the insured party.

“Transaction” means the transaction contemplated by this Agreement.

“U.S. Dollars” and “$”mean the lawful currency of the United States of America.

All other capitalized terms used in this Agreement shall have the definitions provided where such terms are otherwise defined in this Agreement. The defined terms set forth in this Article IX shall survive the Closing to the extent any such defined terms are used or incorporated into any other provisions of this Agreement that expressly survive the Closing.

Article X
GENERAL PROVISIONS

Section 10.1. Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Transaction shall be paid by the Party incurring such fees or expenses. All sales, transfer, use, stamp, registration and other Taxes, and all conveyance fees, recording charges and other fees and charges (including penalties and interest), incurred in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne and paid by Buyer or by Seller when due in accordance with local custom where the Properties are located, and any Tax Returns required with respect to such Transfer Taxes shall be prepared and filed by the Party required to do so under Applicable Law. Seller shall pay one-half of any escrow fees and costs charged by Escrow Agent. Buyer shall pay any one-half of any escrow fees and costs charged by Escrow Agent. Each Party shall pay its own attorneys’ fees.

Section 10.2. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party.

Section 10.3. Waiver; Survival. Except to the extent specifically set forth herein, no failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 10.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally or by e‑mail, upon the entrance of such e-mail into the information processing system designated by the recipient’s electronic mail below, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Any formal notice of a breach, default or termination of this Agreement by either Party that is sent via e‑mail in accordance with clause (a) above shall be followed by a copy of such notice being promptly sent by any nationally recognized overnight delivery service with proof of delivery unless the recipient of such notice acknowledges or confirms the receipt of the notice sent via e‑mail. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

if to Seller, to:

McLean SFR Holdings, LLC

c/o Arlington Asset Investment Corp.

6862 Elm Street, Suite 320

McLean, VA 22101

Attention: Richard Konzmann

x

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

951 E. Byrd Street

Richmond, VA 23219
Attention: Michael P. Goldman and Andrew J. Blanchard

if to Buyer, to:

AVHS SFR II LLC

c/o HomeSource

8615 Cliff Cameron Drive, Ste 200

Charlotte, NC 28269

Attention: Adam Levinson

and

Acre Valley Real Estate Capital LLC

945 W. Washington Blvd, Suite 415

Chicago, Illinois 60607

Attention Andrew Hananel, Joshua Hostetter, Eric Gordon

with a copy (which shall not constitute notice) to:

Greenberg Traurig LLP

77 West Wacker Drive, Suite 3100

Chicago, IL 60601

Attention: Michael T. Fishman

Section 10.5. Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

Section 10.6. Entire Agreement. Annex A and the exhibits and schedules attached to this Agreement are part of and incorporated into this Agreement. This Agreement and the other agreements and instruments delivered in connection herewith constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. Notwithstanding any oral agreement of the Parties or their Representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into this Agreement or complete the Transaction unless and until this Agreement shall have been signed by each of the Parties. The Parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Interests.

Section 10.7. No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit only of each Party and its respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article VII.

Section 10.8. Governing Law.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the Transaction shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING PURSUANT TO THIS AGREEMENT.

Section 10.9. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that (i) Seller may assign its right to receive the Purchase Price at Closing, to one or more Affiliates of Seller without the consent of Buyer, and (ii) Buyer may assign its rights under this Agreement to an Affiliate of Buyer or Acre Valley Real Estate Capital LLC; provided that, in the event of such an assignment or transfer, the transferee shall assume in writing all of Buyer’s obligations hereunder, and no assignment shall limit the assignor’s obligations hereunder. In the event Buyer elects to assign its rights under this Agreement to an Affiliate of Buyer, or if Seller consents to an assignment by Buyer to a non-Affiliate, Buyer and its assignee shall execute and deliver an Assignment of Interest Purchase Agreement in the form attached hereto as Exhibit B. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.10. Survival. Except for those provisions in this Agreement that are expressly stated to survive the Closing, no representations, warranties, covenants or agreements contained herein will survive the Closing.

Section 10.11. Enforcement. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief. Notwithstanding the foregoing provisions of this Section 10.11, the remedy of specific performance for Seller shall not apply to Buyer’s obligation to close the Transaction.

Section 10.12. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.13. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 10.14. Facsimile Signature. This Agreement may be executed through delivery of a photocopy or .pdf copy of an executed signature page sent via telecopier or electronic mail and such facsimile or .pdf signature page shall constitute an original for all purposes.

Section 10.15. Time of Essence. Time is of the essence with regard to all dates and time periods for the performance of each of Buyer’s and Seller’s obligations set forth or referred to in this Agreement. If the last day of any time period stated herein shall fall on a day other than a Business Day, then the duration of such time period shall be extended so that it shall end on the next succeeding Business Day.

Section 10.16. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.17. Costs and Fees of Enforcement. If any action shall be instituted between Seller and Buyer in connection with this Agreement or in connection with the enforcement of any indemnity under this Agreement (including appeals), the party prevailing in such action shall be entitled to recover from the other party all of its costs of action, including actual, reasonable consultants’ and attorneys’ fees and attorneys’ and court costs. The provisions of this Section 10.17 shall survive the termination of this Agreement or the Closing.

Section 10.18. Schedules. Any matters disclosed on any Schedule to this Agreement which also relate to any other Schedules to this Agreement shall be deemed disclosed on such other Schedules, and Buyer is deemed to have Knowledge of the matters disclosed on any Schedule to this Agreement.

Section 10.19. No Partnership. Nothing contained in this Agreement shall be deemed or construed to make the Parties hereto partners or joint venturers, it being the intention of the Parties to merely create the relationship of Seller and Buyer with respect to the Interests to be conveyed as contemplated hereby.

Section 10.20. No Recording or Lis Pendens. The Parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded, and except as required by law to enforce its remedies under this Agreement, Buyer agrees not to file any lis pendens or other instrument against the Property or the Acquired Companies in connection herewith. In furtherance of the foregoing, Buyer (i) acknowledges that the filing of a lis pendens or other evidence of Buyer’s rights or the existence of this Agreement against the Property or the Acquired Companies, could cause significant monetary and other damages to Seller and (ii) hereby indemnifies and agrees to defend and hold harmless Seller (and each Seller Indemnified Party) from and against any and all Losses arising out of the breach by Buyer of any of Buyer’s obligations under this Section 10.20. The provisions of this Section 10.20 shall survive the termination of this Agreement.

Section 10.21. Non-Liability. Notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, partner or agent of Buyer, Seller or the Acquired Companies nor any of the directors, officers, employees, shareholders, members, managers, partners, joint venturers or agents of any of the directors, officers, employees, shareholders, members, managers, partners, joint venturers or agents of Buyer, Seller or the Acquired Companies nor any other person, partnership, limited liability company, corporation, joint venture or trust, as principal of Buyer, Seller or the Acquired Companies, whether disclosed or undisclosed (each, an “Exculpated Party”) shall have any personal obligation or liability hereunder, and neither Seller nor Buyer shall seek to assert any claim (except for any claim for fraud in the event Seller, any of the Acquired Companies, or any of their Affiliates, is finally determined by a court of competent jurisdiction to have willfully and knowingly committed fraud against Buyer with a specific intent to deceive and mislead Buyer with respect to the representations and warranties made in this Agreement) or enforce any of its rights hereunder against any Exculpated Party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

MCLEAN SFR HOLDINGS, LLC,

a Delaware limited liability company

By: /s/ RICHARD KONZMANN

Name: Richard Konzmann

Title: Executive Vice President, Chief Financial Officer & Treasurer

PARENT:

Solely for the purpose set forth in Section 7.8 of this Agreement,

ARLINGTON ASSET INVESTMENT CORP.,
a Virginia corporation

By: /s/ RICHARD KONZMANN

Name: Richard Konzmann

Title: Executive Vice President, Chief Financial Officer & Treasurer

BUYER:

AVHS SFR II LLC,

a Delaware limited liability company

By: /s/ ANDREW HANANEL

Name: Andrew Hananel